SALE OF ASSETS


          This Agreement (the "Agreement"), entered
into as of this       day of November, 1995, sets
forth the terms whereby Twentieth Century Fox Film
Corporation, or one or more of its permitted designees, as set forth in Paragraph 1.3, (collectively, "Fox"), subject to the approval of the Bankruptcy Court (defined below), as provided below, will purchase the assets of Carolco Pictures
Inc. ("Carolco Pictures") and those of its subsidiaries listed on Exhibit "A" attached hereto
(such subsidiaries being the "Carolco
Subsidiaries").  Together, Carolco Pictures and the
Carolco Subsidiaries are referred to as "Carolco."

          The parties hereby agree that, other than as provided below, Fox will purchase all of the assets of Carolco, whether tangible, intangible, real, personal, owned, leased, possessed, and whether arising under a cause of action, chose of action, judgment or otherwise (collectively, the "Assets") but excluding the Excluded Assets (as defined below).

          A.   The Assets being purchased include,
but are not limited to the following property, in each case whether such property now exists or arises after the date of this Agreement, and includes all proceeds thereof:

               (1)  Carolco's certain limited rights
to a library consisting primarily of (a) 22 Carolco-produced motion pictures (the "Carolco Library"),
(b) 64 theatrical motion pictures, (c) 8 motion pictures made for television, and (d) 6 television series. Collectively, all of Carolco's limited rights to the motion pictures and series referred to in clauses (a)-(d) are referred to as the "Library," and all of Carolco's limited rights to the motion pictures and series referred to in clauses (b)-(d) are referred to separately as the "Additional
Pictures."

               (2)  Carolco's limited rights to
future productions based on motion pictures in the Library, including, among others, limited sequel rights in Terminator (collectively, the "Library
Rights"), and rights to projects in development, including, among others, Spiderman (collectively the "Projects in Development"). Collectively, all of Carolco's limited rights in the Library Rights and the Projects in Development are referred to as the "Project Rights".

               (3)  Miscellaneous assets of Carolco
including, among others, the following assets, and all proceeds thereof: (a) real property on which the studio in North Carolina is located and personal property, fixtures, furniture, and equipment owned by Carolco Studios, Inc., a North Carolina corporation, and customarily located therein (the
"Studio"); (b) proceeds, whenever received, which may result from all claims that arise out of or are related to that certain letter dated February 10, 1995 from Greenberg, Glusker, Claman, Fields, &
Machtinger to TriStar Pictures which was the initial correspondence in a currently ongoing arbitration referred to as the "TriStar Audit" (unless Fox elects not to purchase the TriStar Audit as provided in Paragraph 9.4 below); (c) accounts receivable
(whether on or off Carolco's balance sheet), cash or cash equivalents received as a result of such accounts receivable, royalties, fees, and other consideration from any source, whether in bank accounts, in escrow accounts or held pursuant to escrow arrangements for the benefit of Carolco, and royalties and other amounts payable pursuant to any distribution or output contract relating to the Library or Spiderman (collectively, the "Payment
Rights") that either (i) are earned in accordance with generally accepted accounting principles after the first to occur of March 31, 1996 or the Closing or (ii) are received after the first to occur of March 31, 1996 or the Closing, regardless of when earned, but in all cases excluding proceeds of the Pioneer Audit (as defined in Paragraph B.(17))
(collectively, the "Included Payment Rights");
(d) Carolco's rights to prequels, sequels, remakes, and spinoffs to Cutthroat Island; (e) all of Carolco's rights of every kind or nature in and to any and all music and musical compositions created for, used in, or to be used in connection with the Library and Project Rights, including, without limitation, all copyrights therein owned by Carolco and all rights of Carolco to perform, copy, record, produce, publish, reproduce or synchronize and otherwise exploit such music; (f) one-half of all proceeds (net of costs incurred by either party related to such audit) from any audit that was initiated by Carolco prior to the Closing (other than the Pioneer Audit and the TriStar Audit), whenever received; provided, however, that if, after the Closing, issues are raised in such audit that relate to Included Payment Rights, any recovery in respect of such issues shall constitute Assets;
(g) all of Carolco's access rights and right to use the Physical Properties (as hereinafter defined) related to the Library and Project Rights, all pledgeholder, laboratory, access or film warehousing agreements related thereto which are assigned to Fox and any and all documents issued by any pledgeholder, warehouseman or bailee with respect thereto; and (h) all of Carolco's rights in tangible personal property relating to the Library and Project Rights and all versions thereof, including, without limitation, all property relating to the development, production, completion, delivery, exhibition, distribution or other exploitation, including, without limitation, literary property, exposed film, videotapes, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials, soundtracks, recordings, audio and video tapes and discs of all types and gauges, advertising and promotional materials relating to the Assets, transparencies, posters, pressbooks, publicity kits, correspondence, licenses, and all duplicates, drafts, versions, variations and copies of each (the "Physical Properties") (collectively, the "Miscellaneous Assets").

               (4)  Together, the Library, the
Project Rights, and the Miscellaneous Assets, and all other assets of Carolco, but excluding the Excluded Assets (as defined below), are the Assets.
As used in this Agreement, Included Audit Rights means rights to payments in respect of audits to which Fox is entitled under this Agreement.

          B.   The Assets do not include the
following property, in each case whether such property now exists or arises after the date of this
Agreement:

               (1)  Any of the cash or cash
equivalents, stocks, bonds or other securities
(including, without limitation, the stock in the Carolco Subsidiaries), whether such property is in bank accounts, in escrow accounts or held pursuant to escrow arrangements for the benefit of Carolco, on hand, in financial institutions of Carolco or elsewhere as of the Closing (unless such property is an Included Payment Right).

               (2)  All Payment Rights that are
earned in accordance with generally accepted accounting principles and collected before the first to occur of March 31, 1996 or the Closing (the
"Excluded Payment Rights").

               (3)  Any rights to, interest in or
agreements or any consideration, whenever received, related to Cutthroat Island and all rights and physical materials of every kind and nature relating thereto and all intellectual properties relating thereto, including, without limitation, Payment
Rights, merchandising rights, literary properties and music rights relating exclusively thereto and the proceeds thereof (except that (a) the right to use any of Carolco's rights to film clips and music rights to Cutthroat Island in connection with the rights under (b), and (b) all rights to prequels, sequels, remakes or spinoffs to Cutthroat Island, and the proceeds of clauses (a) and (b) are Assets).

               (4)  Any lease for or ownership of
any Carolco real property (including the office space, editing facilities, and screening room located at 8800 Sunset Boulevard and 8826 Sunset
Boulevard, Los Angeles, California) or other space and the tangible personal property, fixtures, furniture and equipment customarily located thereon or which Carolco has purchased for other property, whether or not owned or leased by Carolco, and rents, issues, profits, revenues and proceeds relating thereto, other than in connection with the Studio.

               (5)  Any executory contracts that are
not assumed by Carolco and assigned to Fox that relate to Excluded Assets and all proceeds resulting therefrom and rights relating thereto and any Payment Rights derived therefrom.

               (6)  Any rights to, interest in or
agreement relating to (including the purchase price paid to Carolco by the writer) the screen play entitled Duke and Fluffy written by Mr. Freiser and Mr. Gittelson if the screen play is reacquired by such writers prior to the Closing pursuant to the provisions of the Basic Agreement of the Writers
Guild of America West (and only to the extent provided therein).

               (7)  All intercompany claims by
Carolco Pictures against one or more Carolco
Subsidiaries or entities controlled by Carolco, which entities are set forth on Exhibit "B" attached hereto (the "Controlled Entities"), by one or more
Carolco Subsidiaries or Controlled Entities against
Carolco Pictures, or by one or more Carolco
Subsidiaries or Controlled Entities against one another, or any combination of the foregoing, and proceeds thereof.

               (8)  All employee benefit or pension
plans for the benefit of any current or former
Carolco employee and all rights relating thereto.

               (9)  Except for insurance policies
related to the Studio, to the extent assignable to Fox, all business insurance policies and premiums
(including liability, business interruption, directors and officers and similar insurance) and all claims thereunder and proceeds thereof.
However, nothing contained herein shall affect any rights or obligations set forth in Paragraph 8.11.

               (10) All claims, rights and interests
in and to any refunds for federal, state or local taxes or fees (but not any right resulting from any changes in the character or ownership of the Assets after the Closing) and any and all net operating loss carry forwards of Carolco.

               (11) All vehicles and rolling stock
owned by Carolco (other than such vehicles and rolling stock as are owned or leased by Carolco for the Studio) and all proceeds relating thereto.

               (12) The Carolco name and other
business names used by Carolco (including Carolco business name-related logos and symbols) and proceeds thereof except to the extent use of such name by Fox is necessary to preserve any right relating to any Asset.

               (13) Notes, accounts and other claims
receivable from current or former employees of Carolco Pictures and/or any Carolco Subsidiary or
Controlled Entities (a) included on Carolco's
September 30, 1995 balance sheet, or (b) as subsequently incurred in connection with (i) Carolco loans to cover COBRA payments for former employees or (ii) other matters in an amount not to exceed
$100,000 in the aggregate.

               (14) All corporate records, including
articles of incorporation, minute books, stock books, bylaws, and other books and records that pertain to the organization, existence, and shareholdings of Carolco and/or any Carolco
Subsidiary, and financial records of Carolco and/or any Carolco Subsidiary, including account books of original entry and general ledgers, financial records, tax returns and records necessary to enable such person to file its tax returns and reports.

               (15) All business licenses, permits,
authorizations, consents, orders, registrations, and franchises necessary to realize value from the Excluded Assets and otherwise to enable Carolco to fulfill its obligations in the bankruptcy proceeding.

               (16) Any actions to avoid and recover
transfers and/or the value thereof under Bankruptcy
Code sections 544, 545, 547, 548, 549, 550 and/or
553(b)(1) ("Avoidance Actions"), provided that neither Carolco nor its estate may assert any Avoidance Action (a) to recover any Asset and/or the value thereof, or (b) if the assertion of an Avoidance Action would materially adversely affect the value of any Asset or impose any liability on Fox. (The prohibition on asserting an Avoidance
Action as set forth herein shall survive the Closing.)

               (17) All claims and causes of action
whether prior to or after the filing of the petition in the Bankruptcy Court relating to or arising out of (i) management, operation, or ownership of Carolco, or Controlled Entities, (ii) acts or omissions by the holders of debt or equity securities or secured claims of Carolco or Controlled Entities, (iii) this Agreement; or
(iv) proceeds arising from claims under the audit report from Film Financial Consultants dated June
1995 (the "Pioneer Audit"), whenever the proceeds of the Pioneer Audit are received, and one-half of all proceeds (net of costs incurred by either party related to such audit) from any audit that was initiated by Carolco prior to the Closing (other than the Pioneer Audit and the TriStar Audit), whenever received (except that if, after the Closing, issues are raised in such audit that relate to Included Payment Rights, any recovery in respect of such issues shall constitute Assets).

               (18) Prepaid retainers paid to
professionals, prepaid utility deposits, and prepaid insurance premiums, except for prepaid premiums paid for the insurance identified in Paragraph 8.11.

               (19) Any claims relating to items
specified in paragraphs (1) through (18) above.

               (20) Any goodwill.

               (21) Collectively, all of the assets
described in this paragraph B are the "Excluded
Assets".  As used in this Agreement, Excluded Audit
Rights means rights to payments in respect of audits to which Carolco is entitled under this Agreement.

          C.   A complete list of the material
Assets, identified as to each Carolco company, Anabasis, or, if applicable, Atalanta Films
International B.V., Atalanta Films International
(Australia) Pty., Ltd., Atalanta Films Japan, BV, and other Atalanta entities ("Atalanta") that owns or has the rights to the Asset, is set forth on
Schedule 1.  Schedule 1 is to be delivered in
accordance with Paragraph 9.3, and is incorporated herein by this reference. Carolco shall not expend or otherwise dissipate the Included Payment Rights.
To the extent permissible under Carolco's agreements with its creditors, all Included Payment Rights will be segregated by Carolco as received pending the Closing, and deposited in a separate account requiring the joint signature of Carolco and Fox.
If the Included Payment Rights cannot be deposited in a joint account because of Carolco's agreements with its creditors, or if, notwithstanding the foregoing, any Included Payment Rights are expended or otherwise dissipated, the full amount of the Included Payment Rights received shall be credited against the purchase price at the Closing. At reasonable times and upon reasonable notice, Fox, its employees and agents, shall have the right to review, copy, and audit, at Fox's expense, the books and records of Carolco related to all amounts received by Carolco from whatever source to determine compliance with the provisions of this Agreement. Any dispute as to the amount of credit against the purchase price shall be fully and finally resolved by a binding decision made by a mutually satisfactory independent accountant familiar with the business and assets of an entertainment business, who shall establish the offset amount, if any, within 30 days of referral of the matter to him. The name of the accounting firm and accountant shall be agreed to by the parties within 5 business days of the date either party notifies the other in writing that, in such party's good faith opinion, the matter cannot be resolved by the parties. If the parties cannot agree on the accounting firm and accountant within the 5 business day period, the Bankruptcy Court shall select a recognized accounting firm that is not the current accounting firm of either Fox or Carolco.

          The parties further agree as follows:

          1.   Purchase Terms.

               1.1  (a)  At the Closing, Carolco
Pictures will sell, and will cause the Carolco
Subsidiaries to sell, and Fox will purchase the Assets for $50,000,000, less any credit that has been retained by Carolco as described in the immediately preceding Paragraph C., and less the reductions, if applicable, described in Paragraphs
3.3(e), 9.2, 9.4, and 8.13. The purchase price shall be payable by wire transfer (or other cash equivalent) at the Closing as Carolco Pictures directs.

                    (b)  Except for the right to
offset against the purchase price and reduce the purchase price as described in Paragraph 1.1(a) above, Fox shall not offset against the purchase price or in any way reduce the purchase price by the amount of any claims Fox may have against Carolco or any claims against Carolco that Fox may acquire from others in the future.

                    (c)  Fox shall notify Carolco
within 30 days after the date Carolco has filed its Chapter 11 proceeding with the U.S. Bankruptcy Court for the Central District of California or in Delaware (the "Bankruptcy Court") as to whether it elects that the sale be consummated pursuant to
(i) Sections 363 and 365 of the U.S. Bankruptcy Code
(the "Code"); (ii) Sections 1129 and 365 of the
Code; or (iii) Sections 363, 365, and 1129 of the
Code. Carolco shall use its best efforts to consummate the sale in accordance with such Sections of the Code elected by Fox; provided, however, that if Carolco cannot consummate the sale under Sections
363 and 365 (after using its best efforts to do so) but can consummate the sale through use of a Chapter
11 Plan of Reorganization pursuant to Sections 1129 and 365 (the "Plan") that is consistent with this Agreement by the date set forth in Paragraph 8.5, Carolco may elect to, and Fox shall consent to, consummation through such a Plan under the terms set forth herein. Nothing stated herein shall prevent
Carolco from filing a Plan at any time, so long as it is consistent with this Agreement and can be consummated by the date set forth in Paragraph 8.5.

                    (d)  The purchase price shall be
allocated among the Assets as the parties shall, in good faith, mutually agree, based upon fair market values. If the parties do not reach agreement within 30 days prior to the Closing (but in no event shall any such failure to agree, delay the Closing), the issue of the allocation shall be resolved by referral to a mutually satisfactory independent accountant familiar with the business and assets of an entertainment business, who shall establish the allocation within 30 days of appointment. The decision of the accountant shall be final and binding on the parties, and the parties shall share equally in the cost of the accountant. The name of the accounting firm and accountant shall be agreed to by the parties within 5 business days of the date the parties have determined they cannot reach agreement on the allocation. The parties acknowledge and agree that Fox is not acquiring any goodwill or going concern of Carolco and no value shall be allocated to such items.

                    (e)  Carolco shall not enter
into any agreement with any third party that results in any discount, compromise, or acceleration of payment with respect to any Payment Rights;
provided, however, that (i) Carolco may accelerate accounts receivable set forth on Carolco's
September 30, 1995 balance sheet, and (ii) Carolco may, before and after the Closing, collect amounts with respect to Excluded Payment Rights that are earned under generally accepted accounting principles as of a date prior to the earlier of March 31, 1996 or the Closing, but which, in accordance with the terms of Carolco's agreements, may be paid up to three months after the date on which they are earned.

               1.2  At any time prior to the
Closing, Fox may give notice to Carolco that it elects not to purchase an Asset, and such Asset shall become an Excluded Asset and the purchase price shall not be changed, except as otherwise permitted pursuant to Paragraph 1.1(a).

               1.3  Fox may, in its sole discretion
and without obtaining the consent of Carolco, assign any or all of its rights and obligations hereunder to any one or more existing or to be formed domestic or foreign subsidiaries or affiliates of Fox, or its parent company. Notwithstanding anything in the preceding sentence to the contrary, Twentieth
Century Fox Film Corporation shall be liable for the payment of the purchase price and the Assumed
Obligations (as defined below); provided, however, that the liability of Twentieth Century Fox Film
Corporation for the payment of the purchase price and the Assumed Obligations shall be deemed satisfied to the extent such obligations are paid by another party.

          2.   Closing.  Subject to the satisfaction
or waiver of the conditions set forth in Paragraph
10, the Closing shall be held on the first business day after the tenth calendar day after the entry of the order by the Bankruptcy Court referred to in Paragraph 10.2; provided, however, if there is a stay of such order (or other injunction with respect to such order), the Closing shall occur on the first business day after the expiration of the stay (and any other injunction) so long as the stay (and any other injunction) is dissolved within ten (10) calendar days of its effectiveness. If the stay
(and any other injunction) is not dissolved within the 10-day period, Fox may, in its sole discretion, elect not to proceed with the transaction. At the Closing, Carolco shall deliver to Fox such executed and, if required, notarized documents of transfer for the Assets which Fox may reasonably request, including without limitation, if Fox elects to purchase the Studio, a bill of sale and a grant deed for the real property owned by the Studio, and an assignment of personal property, and assignment of leases, contracts, and other rights associated with the Studio as requested by Fox. At the Closing, Fox shall deliver to Carolco such executed documents evidencing Fox's assumption of the Assumed
Obligations which Carolco may reasonably request.

          3.   Executory Obligations; Litigation.

               3.1  Throughout this Paragraph 3,
reference is made to the responsibility of the parties hereto for pre and post Closing obligations to third parties. The parties hereto intend that such obligations be the responsibility of the party which receives revenues related to such obligation, and the provisions of this Paragraph 3 should be read in conjunction with this statement of intent.
For example, if Carolco is the party to a contract which requires payments (whether such payments be Residuals (as defined below), Participations (as defined below), or other types of payments), and Carolco, either before or after the Closing, receives revenues related to such contract, which revenues Carolco is entitled to retain under this Agreement, Carolco is obligated to make any payments of amounts as determined under the third party contract which relate to (and only to) the revenues
Carolco receives. Conversely, if Fox is the party to a contract which requires payments (whether such payments be Residuals, Participations, or other types of payments), and Fox receives revenues after the Closing related to such contract, which revenues
Fox is entitled to retain under this Agreement, Fox would be obligated to make any payments of amounts as determined under the third party contract which relate to (and only to) the revenues Fox receives.

               Fox shall not assume and shall not be
liable for any obligations or liabilities of Carolco not expressly assumed herein. Without affecting the generality of the foregoing, Fox shall not be liable for:

                    (a)  any costs, expenses,
obligations, or liabilities which result from benefits received by Carolco;

                    (b)  any costs, expenses,
obligations, or liabilities related to or arising out of any employment relationships of Carolco;

                    (c)  any residual payments
pursuant to collective bargaining agreements
(collectively, "Residuals") resulting from Excluded
Payment Rights or Excluded Audit Rights;

                    (d)  Intentionally deleted.

                    (e)  obligations in respect of
the Litigation described in Paragraph 3.3, except as Fox assumes such obligations pursuant to Paragraph
3.3(f);

                    (f)  any judgments, claims,
damages, fees, fines, or costs awarded against or incurred by Carolco, or agreed to by Carolco in connection with the TriStar Audit and any TriStar counterclaims against Carolco arising out of the TriStar Audit (the "TriStar Counterclaims");

                    (g)  any talent participations
or producer royalties, including any fees payable for merchandising and music rights (collectively, "Participations") that are not listed on Schedule
5.4(d); and any Participations, whether or not listed on Schedule 5.4(d), resulting from Excluded
Payment Rights or Excluded Audit Rights;

                    (h)  obligations under output
agreements unless such obligations are contained in executory contracts assigned to Fox pursuant to Paragraph 8.8, and then only with respect to obligations which result from Included Payment
Rights or Included Audit Rights; and

                    (i)  obligations arising out of
audits, arbitrations, settlements, or judgments of the Participations or residuals that are not the obligation of Fox pursuant to Paragraph 3.1(g) above, even if the audit, arbitration, settlement, or judgment requires a payment after the Closing.

               3.2  From and after the date of the
Closing, Fox agrees to assume and be liable only for the following specifically identified obligations
(collectively, the "Assumed Obligations"):

                    (a)  Residuals resulting from
Included Payment Rights and Included Audit Rights;

                    (b)  Obligations under executory
contracts assigned to Fox pursuant to Paragraph 8.8 which result from benefits under such executory contracts to which Fox is entitled under this Agreement;

                    (c)  Payment or other
contractual obligations to talent with respect to the Project Rights and Participations entered into prior to the date of this Agreement that are listed on Schedule 5.4(d) and that result from Included
Payment Rights or Included Audit Rights;

                    (d)  Obligations under
distribution agreements (relating exclusively to the Library) assigned to Fox pursuant to Paragraph 8.8 that result from Included Payment Rights or Included
Audit Rights; and

                    (e)  Obligations assumed in
accordance with Paragraph 3.3(f) below.

               3.3  Carolco is currently a party in
several actions in Superior Court, all of which have been consolidated into a single action, relating to the right to make a live action motion picture based upon the comic book character Spiderman (the
"Superior Court Litigation").  The captions for the
Superior Court Litigation, and a separate action that has not been consolidated and in which Carolco is not a party (alone, the "MGM Litigation"), are listed on Schedule 3.3A attached hereto. Carolco is also a party in interest and creditor in the Chapter
11 proceeding of 21st Century Film Corporation and related entities in the United States Bankruptcy
Court, in which the right to make a live action motion picture based upon the comic book character
Spiderman is at issue (the "Bankruptcy Litigation").
The caption for the Bankruptcy Litigation is set forth on Schedule 3.3B attached hereto.

               (a)  In recognition of Fox's interest
in Spiderman, the TriStar Audit, and the other items in the Library and the Project Rights that Fox is purchasing hereunder, between the date hereof and the Closing, Carolco shall use its best efforts, at Carolco's expense, to protect the rights of Carolco to Spiderman, to any other material Project Rights, material rights in the Carolco Library, or other material items in the Library, and to defend against the TriStar Counterclaims. During such period, Carolco shall use its best efforts to assert zealously the positions of Carolco in the Superior
Court Litigation, the Bankruptcy Litigation, the
TriStar Audit, and any other litigation, claims, or other proceedings that place at issue Carolco's rights, title and interest in and to Spiderman, any other material Project Rights, material rights in the Carolco Library, or other material items in the Library (collectively, and including the TriStar
Audit, the Superior Court Litigation and the
Bankruptcy Litigation, the "Litigation").
Immediately upon execution of this Agreement, Carolco and its counsel shall enter into ongoing consultations and discussions with Fox and its counsel in connection with all aspects of the Litigation (to the extent that is, in the reasonable opinion of Carolco, consistent with preserving
Carolco's attorney-client and work product privileges).

               (b)  To facilitate Carolco's ability
to convey to Fox Carolco's rights to Spiderman, Fox shall file with the Bankruptcy Court an emergency motion to obtain authorization, if necessary, from the Bankruptcy Court allowing Fox to immediately move in the Superior Court to intervene in the Superior Court Litigation, and, at Fox's option, the Bankruptcy Litigation, and Carolco shall cooperate with and support Fox in obtaining such authorization from the Bankruptcy Court and in pursuing Fox's motion in the Superior Court to intervene in the Superior Court Litigation, and, if requested by Fox, the Bankruptcy Litigation. If the motion to intervene is granted, in recognition of the common interests of the parties in the Superior Court
Litigation, without waiving any applicable privilege, Carolco and Fox agree to enter into a joint defense agreement as permitted under applicable law. In addition, Carolco agrees to support any motion Fox may make to seek relief from any automatic stay resulting from Carolco's bankruptcy filing so as to permit the Superior Court
Litigation to proceed.

               (c)  Carolco shall not enter into a
settlement or other voluntary disposition of the Litigation (except for the Bankruptcy Litigation) without Fox's written consent (unless approved by the Bankruptcy Court pursuant to a motion upon notice to Fox).

               (d)  Notwithstanding the rights of
Fox as described above prior to the Closing, immediately following the Closing, so long as Fox desires to continue to assert its rights to Spiderman, any other material Project Rights, material rights in the Carolco Library, or other material items in the Library in the Litigation, or defend against the counterclaims in the TriStar
Audit, Fox shall have and maintain full and complete control of the Litigation, and any future litigation and proceedings insofar as they relate to the rights to Spiderman or any other Project Rights or items in the Library, or the TriStar Audit, at its expense.

               (e)  Notwithstanding the Closing,
Carolco shall be liable for (i) its costs of defense in any Litigation; (ii) any indemnification obligations it may have to Marvel Entertainment
Group, Inc. ("Marvel"), or any other entity (other than RCS) that became due or payable or are incurred prior to the Closing; and (iii) for any damages or settlement amounts incurred by or awarded against Carolco arising out of any Litigation. Nothing in this paragraph constitutes a waiver of Carolco's right to seek discharge or otherwise treat, pursuant to the Code, the indebtedness referred to in this paragraph; provided, however, that if Marvel requires, as a condition of entering into an agreement with Fox as contemplated by Paragraph
10.1, that its attorneys' and other professional fees and costs covered by Carolco's indemnification of Marvel be paid in full at that time, Fox may pay such fees and costs and reduce the purchase price accordingly. Any amounts owing for attorneys' and other professional fees and costs to Marvel's counsel that are covered by Carolco's indemnification as of the Closing shall be paid by Carolco prior to or at the Closing or Fox may pay such amounts and reduce the purchase price accordingly.

               (f)  In no event shall Fox be liable
for any judgments, claims, damages, fees, fines, or costs awarded against or incurred by Carolco, or Marvel, or agreed to by Carolco or Marvel in settlement of the Litigation; provided, however, that any damages recovered by Carolco in the Litigation shall be payable to Fox as the owner of the Asset that is the subject of the reward or recovery, and attorneys' fees and costs awarded to Carolco shall be paid as awarded by the Court, or in the absence of an allocation, pro rata based on total fees and expenses incurred by Carolco and Fox during the Litigation. Notwithstanding anything in this Agreement to the contrary, (i) upon the Closing, Fox shall assume and be liable for Carolco's indemnity obligations which become due and payable after the Closing (a) to RCS in accordance with the terms of that certain Release and Quitclaim
Agreement dated as of March 28, 1995 between Carolco and RCS, (b) to Canal+ as such indemnity obligations are set forth in Exhibit "C" attached hereto, and
(c) to Pioneer, for which the indemnity obligations shall be substantially the same as (and no broader or more extensive than) those set forth in Exhibit
"C"; and (ii) if Fox, in its sole discretion, elects to waive the condition set forth in Paragraph 10.1, Fox shall assume all of Carolco's obligations pursuant to Carolco's agreement with Marvel relating to Spiderman, as further described in Paragraph 10.

          4.   Other Offers.

               4.1  (a)  At all times between the
date of the execution of this Agreement and the earlier of its termination or the Closing, Carolco
Pictures will not, and will not permit the Carolco
Subsidiaries or any of its or their officers, directors or representatives, directly or indirectly and in any capacity, to take any action to solicit or initiate any Acquisition Proposal (as defined below) for the Assets; provided, however, that Carolco may engage in negotiations concerning an Acquisition Proposal with, or disclose any nonpublic information relating to the Assets, or afford access to the properties, books, or records of Carolco related to the Assets, to any person or entity only if, in the reasonable written opinion of Carolco's investment banker, Carolco has received a firm, written Acquisition Proposal from a reputable buyer that is on terms financially superior to those offered in this Agreement (a "Competing Offer").

                    (b)  Carolco shall promptly
notify Fox in writing, in accordance with Paragraph
17, after receipt of any Acquisition Proposal or Competing Offer, which notice shall specify the terms of the Acquisition Proposal or Competing Offer and, if a Competing Offer, shall include a copy of the opinion of Carolco's investment banker.

                    (c)  "Acquisition Proposal"
means any offer or proposal to Carolco for, or any indication of interest in, a merger, sale, or other business transaction involving some or all of the Assets, Carolco Pictures, the Carolco Subsidiaries or the acquisition of more than 10% of the outstanding voting securities or securities convertible into voting securities of Carolco
Pictures or a Carolco Subsidiary.

               4.2  (a)  Fox shall have five (5)
business days after its receipt of Carolco's notice of receipt of a Competing Offer that includes the acquisition of all of the Assets which Carolco intends to accept to amend the terms of this Agreement to be at least as favorable as the terms in the Competing Offer, in which case this Agreement, as amended, will remain in effect. If, in accordance with Paragraph 4.3, Carolco intends to accept one or more Competing Offers for less than all of the Assets, Fox shall have the right, by giving notice to Carolco within five (5) business days after its receipt of Carolco's notice of each Competing Offer, whether the Competing Offers are received concurrently or over time, and including higher Competing Offers made after Fox has made
Replacement Offers (as defined below) (but subject to a matching period of three (3) business days after Fox's receipt of Carolco's notice of a higher
Competing Offer), to make one or more replacement offers for the Assets that are the subject of one or more of the Competing Offers at a price that matches or exceeds that set forth in any one or more
Competing Offers (in either event, and whether for all of the Assets described herein or for those set forth in a Competing Offer, the "Replacement
Offer").  In each such case Carolco shall accept
Fox's Replacement Offer as an amendment to this Agreement and in lieu of the Competing Offer that was the subject of the Replacement Offer. Carolco shall use its best efforts to promptly obtain the Bankruptcy Court's approval of and consummate the transaction described in this Agreement, as amended to include the Replacement Offer, which amendment shall state that only the Assets that are the subject of the Competing Offer are being acquired, only the Assumed Obligations relating thereto are being assumed, and shall set forth the purchase price for those Assets. Fox's delivery to Carolco of a Replacement Offer shall automatically amend this Agreement as set forth in the Replacement
Offer.

                    (b)  If Fox fails to notify
Carolco of its desire to so amend this Agreement within the time periods described above, Carolco may enter into a contract with the third party who made the Competing Offer (the "Third Party") on the same terms and conditions described in Carolco's notice within 30 calendar days after the date of Carolco's notice. If (i) the final agreement between Carolco and the Third Party is not fully executed within 30 calendar days after the date of Carolco's notice, or
(ii) the transaction with the Third Party is not closed within nine (9) months after the date of Carolco's notice, or (iii) the terms of the final agreement are different in any material respect from the terms described in Carolco's notice to Fox, then the Competing Offer shall again be subject to Fox's rights to amend or terminate this Agreement and match a Competing Offer as described above. If a Competing Offer is conditioned upon the results of a due diligence investigation, Fox's Replacement Offer may include a conforming due diligence right.

                    (c)  Carolco's signing of such
an agreement with a Third Party shall immediately terminate this Agreement; provided, however, that the terms of Paragraph 4.2 and the terms of Paragraph 12.2 through and including 12.6 shall survive such termination. If, following the 9-month period described above, the final agreement between Carolco and the transaction with the Third Party does not close, Fox, at its option, may deliver to Carolco notice of reinstatement and the parties shall reinstate this Agreement giving effect to any Replacement Offers made and consummate the transaction on the terms described herein, except that the dates shall be amended to take account of the delay.

                    (d)  If Fox makes a Replacement
Offer, as described in Paragraph 4.2(a), or meets the terms of a Competing Offer as described in Paragraph 4.2(b), and the party making the Competing
Offer makes another Competing Offer, Fox shall again have the right to make a Replacement Offer or meet the terms of the Competing Offer within three (3) business days of notice of such Replacement Offer or Competing Offer, and such rights shall continue under the terms described in Paragraph 4.2, so long as Carolco continues to receive Competing Offers.

                    (e)  Any order of the Bankruptcy
Court establishing an overbidding procedure with respect to the sale of some or all of the Assets shall be consistent with the terms of this Agreement, including the procedures set forth in this Paragraph 4, and specifically acknowledging that any overbid that attempts to negate the provisions of Paragraph 10.1(e) shall not be acceptable. The terms of this Paragraph 4.2(e) shall survive the termination of this Agreement.

               4.3  Nothing contemplated in this
Paragraph 4 shall prohibit Carolco or the members of its board of directors from complying with its and their (a) fiduciary duties; (b) obligations under applicable state and federal law or rules and regulations promulgated thereunder; and
(c) obligations to comply with any orders of the Bankruptcy Court, including the obligation to disclose information. Fox agrees that it shall not file a claim or complaint or bring a cause of action against a Carolco director who, in good faith and after sufficient evaluation and analysis, and in compliance with his fiduciary duty, votes to approve or accept a Competing Offer.

          5.   Representations and Warranties of
Carolco. Carolco represents and warrants to Fox that:

               5.1  Authorization of Agreement.
Subject to approval of its shareholders or approval of the Bankruptcy Court, Carolco Pictures' and the Carolco Subsidiaries' execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Carolco Pictures and the Carolco Subsidiaries. This
Agreement has been duly executed and delivered by Carolco Pictures and the Carolco Subsidiaries and constitutes a legal, valid and binding obligation of Carolco Pictures and the Carolco Subsidiaries, enforceable in accordance with its terms, subject to approval of the Bankruptcy Court.

               5.2  Insurance.  All causes of
action, claims, and other actions asserted by third parties against Carolco with which Carolco has been served in regard to the Assets have been reported to Transamerica Insurance Group ("TIG"), Carolco's insurance carrier, during the policy period in which the causes of action, claims, or other actions were made.

               5.3  Governmental Approvals.  Except
for (a) confirmation of a Plan or approval of a sale by the Bankruptcy Court as described in Paragraph 8 below, and (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 (the "HSR Act"), no approval of any court or administrative agency is required for the execution, delivery, and performance by Carolco of this Agreement.

               5.4  Title to Assets, Absence of
Liens and Encumbrances.  Except as set forth on
Schedule 5.4, a copy of which is attached hereto or delivered herewith or hereafter, as permitted pursuant to Paragraph 9.3, and incorporated herein by this reference, Carolco has not sold, conveyed, transferred, hypothecated or otherwise disposed of any of Carolco's right, title, or interest in and to any material Asset, or agreed to sell, convey, transfer, hypothecate (except for any replacement liens required as a result of any adequate protection order) or otherwise dispose of any of Carolco's right, title, or interest in and to any material Asset to any other person or entity. At the Closing, Carolco shall have the legal right and capacity to convey, and shall convey to Fox all of the right, title, and interest owned or held by Carolco in and to the Assets. Except as set forth in Schedule 5.4(a) and subject to the Fox
Acknowledgement contained in Paragraph 10.2, such conveyance shall be free and clear of all liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever other than the Assumed Obligations. For purposes of this Agreement, free and clear shall mean, without limiting the generality of the foregoing, free and clear of any claims or liens asserted by the Guilds as defined in Paragraph 8.13, any replacement liens that were required as a result of an adequate protection order, any liens purporting to secure obligations of Carolco in respect of the Library or the Project Rights, and any liens or mortgages held or owned by third parties on any copyrights owned by Carolco ("Free and Clear"). Schedule 5.4(a) lists all exceptions to Carolco's obligation to convey
Free and Clear; 5.4(b) lists all binding distribution agreements related to the Library that exist as of the date of this Agreement; 5.4(c) lists all material obligations to talent entered into prior to the date of this Agreement with respect to Project Rights; 5.4(d) lists all Participations relating to the Assets (which shall be the list included with the letter dated November 9, 1995 from counsel for Fox addressed to Carolco and counsel for Carolco, except that Sylvester Stallone, his affiliates, and insiders of his affiliates shall be deleted, and any applicable merchandising and music
Participations shall be included); and 5.4(e) lists all Residuals relating to the Assets.

               5.5  Ownership.  The Assets listed on
Schedule 1, and Cutthroat Island, comprise all material film and production and development properties and all material rights and assets owned, leased, or licensed by Carolco and all of its subsidiaries. Such ownership does not violate or infringe on the right of any other person or entity in any material respect; provided, however, that Carolco makes no representation and warranty as to its ownership interest in miscellaneous Projects in Development not specifically named on Schedule 1, and Cutthroat
Island, except that the representation and warranty set forth herein does apply to rights to sequels to Cutthroat Island. The signatories to this Agreement are the sole entities that are required to sign this Agreement in order to convey the items in the Library and the Project Rights and the other Assets listed on Schedule 1 to Fox on the terms described in this Agreement.

               5.6  Litigation.  As of the date
hereof, all of the litigation to which Carolco is a party and on which Carolco has been served is listed on Schedule 5.6, attached hereto and incorporated herein. Carolco shall, once per quarter and five
(5) business days prior to the Closing, provide Fox with an updated Schedule 5.6.

               5.7  Accuracy.  All of the documents
provided to Fox by Carolco in connection with this transaction are accurate copies of the original documents. The information in the documents provided to Fox by Carolco is true and accurate in all material respects and does not omit material facts necessary to make the statements therein not misleading, in light of the circumstances under which they were made.

          6.   Representations and Warranties of
Fox.  Fox represents and warrants to Carolco that:

               6.1  Authorization of Agreement.
Fox's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Fox and constitutes a legal, valid and binding obligation of Fox, enforceable in accordance with its terms.

               6.2  Non-Contravention.  Fox's
execution, delivery, and performance of this Agreement will not contravene any agreement to which it is a party or any order or judgment of any court.

               6.3  Governmental Approvals.  Except
for compliance with any applicable requirements of the HSR Act, no approval of any court or administrative agency is required for the execution, delivery, and performance by Fox of this Agreement.

          7.   Miscellaneous.  This Agreement shall
be governed by the laws of California (except to the extent that the U.S. bankruptcy laws control, and except to the extent that matters related to corporate procedure and consents are subject to Delaware law). The forum for resolution of any dispute shall be in Los Angeles, California. This
Agreement contains the entire understanding and agreement of the parties in regard to the subject matter set forth herein. If any material term or material provision hereof is determined by a court to be invalid or unenforceable, (a) Fox may, at its option, terminate this Agreement, or (b) if Fox has not exercised its option to terminate, the term or provision shall be limited to the extent necessary to make it enforceable or severed from the Agreement, in which case, all of the remaining terms and provisions of this Agreement shall remain in full force and effect. This Agreement has been negotiated, and the parties agree that no party is the "drafter" for purposes of any rule of construction to the effect that contracts are to be construed adversely to the drafter. Carolco's obligations under this Agreement shall constitute administrative expense liability of Carolco and its estate under Bankruptcy Code Sections 507(a)(1) and
503(b)(1)(A). In order to permit the parties more readily to comply with requirements of the Federal
Communications Commission, Securities and Exchange
Commission, and/or other governmental regulatory bodies, Carolco and Fox shall each deliver to the other, on a regular basis, word processing disks in a WordPerfect 5.1/6.0 format containing copies of all documents prepared by such parties which are reasonably requested by the other party in connection with this Agreement.

          8.   Pre-Closing Actions and Other
Covenants. Between the execution of this Agreement and the Closing, the following actions shall be completed within the time frames set forth below:

               8.1  By November 17, 1995, Carolco
Pictures and the Carolco Subsidiaries (except for
Carolco Studios, Inc., (North Carolina) which shall be obligated to file only as and when set forth in Paragraph 9.2) shall have filed Chapter 11 petitions with the Bankruptcy Court, and by November 22, 1995
Carolco shall have filed and served its motion with the Bankruptcy Court requesting entry of an order assuming this Agreement as described in Paragraph
8.2. Carolco Pictures shall notify Fox in writing, within a reasonable period of time, whether any Carolco Subsidiary will not file a Chapter 11 petition by the date set forth above, and will provide Fox with a list of any Asset owned by any Carolco Subsidiary that cannot or will not file a Chapter 11 petition by the date set forth in this Paragraph 8.1.

               8.2  By December 29, 1995, an order,
reasonably satisfactory in form and substance to Fox, of the Bankruptcy Court shall have been entered, assuming this Agreement under Section 365 of the Code and approving it in its entirety.

               8.3  (a)  By February 15, 1996,
Carolco shall have filed a proposed Plan and accompanying proposed disclosure statement (the
"Disclosure Statement") with the Bankruptcy Court, if Fox has elected the Plan as one of its options or if Carolco elects to do so, as described in Paragraph 1.1. Any Plan filed by Carolco shall be consistent in all respects with the terms of this Agreement, and shall allow for confirmation of the Plan by the Bankruptcy Court by June 3, 1996.

                    (b)  Carolco shall serve by U.S.
mail all notices with respect to the hearing upon which the Bankruptcy Court will enter its order as described in Paragraphs 8.5 and 10.2 to all creditors including, without limitation, parties to executory contracts (even if not so required by the Code) (the "Notice re Order") in form reasonably approved by Fox, and shall serve all other notices pertaining to the disposition of the Assets in accordance with the provisions of the Code and the rules promulgated thereunder, and shall otherwise comply with the requirements of the Code and such rules. The Notice re Order shall be published in a newspaper of national circulation, such as the Wall
Street Journal, National Edition, and a trade journal. Fox shall reimburse Carolco for the cost of publication. The Notice re Order shall state that Carolco is seeking an order of the Bankruptcy
Court approving and authorizing the sale of the Assets, which shall be the property generally listed by type (unless circumstances warrant listing specific properties), and that Carolco has the legal right and capacity to convey, and all of the right, title, or interest owned or held by Carolco is being conveyed to Fox free and clear of all liens, claims, and encumbrances except for the Assumed Obligations and other claims or encumbrances listed on Schedule
5.4(a), and subject to the Fox Acknowledgment contained in Paragraph 10.2. With respect to executory contracts being assigned to Fox, the Notice re Order and a separate notice (the "Notice re Contracts") shall be served by U.S. mail on any non-Carolco party asserting a claim in, or based on, the contract and shall state the amount necessary to cure any default under Section 365 of the Code and shall specify the date by which the creditor or party to the contract must object to the cure amount. If there is a dispute between Carolco and the creditor or other party as to the amount required to cure, the Bankruptcy Court shall make a final and binding determination of the amount. The
Notice re Contracts shall state that upon Carolco's tendering of the amount required to cure material defaults, which will occur on or before the Closing, the creditor shall be barred from asserting against Fox, as assignee, or any affiliate of Fox, any default or unpaid obligation under such contract allegedly arising or incurred prior to the Closing.

               8.4  By May 1, 1996, Carolco shall
have (a) completed the solicitation of acceptances
(including distribution of the Disclosure Statement) and obtained the consents of those whose consents are necessary to approve the Plan, such that the Plan is confirmable, if a Plan has been elected; or
(b) filed with the Bankruptcy Court, at the election of Fox, documents and pleadings, in form and substance reasonably acceptable to Fox, required pursuant to Sections 363 and 365 of the Code, if a motion under those sections has been elected; or
(c) both (a) and (b) if Fox has elected to proceed with all options or Carolco desires to proceed with the Plan as well as motions under Sections 363 and 365.

               8.5  By June 3, 1996, the Bankruptcy
Court shall have entered an order confirming the Plan or approving the sale by Carolco pursuant to Sections 363 and 365 of the Code, in each case in form and substance reasonably approved by Fox.

               8.6  Between the date hereof and the
Closing, Carolco shall not sell, assign, amend, convey, hypothecate (except for any replacement liens required as a result of any adequate protection order), or grant any rights or interests to any of the Assets to any third party without the prior written consent of Fox or take any other action which could adversely affect the Assets.

               8.7  Carolco shall use its best
efforts to consummate this transaction by, among other things (a) encouraging Carolco's bondholders and others with an interest in the transaction described herein to meet directly with Fox at Fox's request; (b) coordinating with Fox during the preparation of the bankruptcy documents and accepting reasonable comments from Fox in connection with the preparation and filing of the bankruptcy documents; and (c) causing the Carolco Subsidiaries
(i) to sell and deliver to Fox any of the Assets in which such Carolco Subsidiary has an interest and
(ii) to take any required action (including, without limitation, delivery of documents and making of filings) to consummate the transactions contemplated in this Agreement.

               8.8  On or before February 9, 1996,
and based on the Schedules to be provided by Carolco, Fox shall deliver to Carolco a preliminary list identifying the executory contracts that Fox elects to have assigned to it. Fox may, by written notice delivered to Carolco on or before April 1, 1996, modify such list. Such contracts shall include binding distribution agreements related exclusively to the Library that exist as of the date of this Agreement which are listed on Schedule 5.4;
provided, however, that nothing stated herein obligates Fox to elect to have assigned to it any executory contracts, other than distribution agreements that relate exclusively to the Library, and, if Fox acquires the Studio, all executory contracts necessary for the ongoing operation of the Studio.

               8.9  Fox shall use its best efforts
to consummate this transaction, and shall take any required action (including, without limitation, delivery of documents and making of filings) to consummate the transactions contemplated in this Agreement.

               8.10 Carolco shall not, before or
after the Closing, assume any material executory contract that Fox has not elected to have assigned to it pursuant to Paragraph 8.8 if such executory contract relates to an Asset and could create or impose any material obligation or liability for Fox after the Closing. On or before February 9, 1996, and based on the Schedules to be provided by Carolco, Fox shall deliver to Carolco a preliminary list identifying any executory contracts referred to in the preceding sentence. Fox may, by written notice delivered to Carolco on or before April 1, 1996, modify such list. As to any such executory contract, on or before June 3, 1996, Carolco shall obtain entry of order or orders of the Bankruptcy
Court on notice to the non-Carolco parties to any such contract (a) authorizing and providing for rejection of any such executory contract in the bankruptcy proceeding effective as of the Closing, or (b) determining that any such executory contract will not create or impose any material obligation or liability for Fox after the Closing.
Notwithstanding the foregoing, Carolco may, at Fox's written request, delivered to Carolco by April 1, 1996, assume such contracts that have been modified in a manner that is reasonably acceptable to Fox and insures that Fox has no obligations or liability in connection with such executory contracts. If such modifications to assumed contracts requested by Fox result in the expenditure of funds, Fox shall bear the out of pocket costs incurred by Carolco. This
Paragraph 8.10 shall survive the Closing.

               8.11 (a)  Prior to the Closing,
Carolco shall deliver to Fox a copy of written notice from TIG confirming that Carolco has paid the necessary premiums on its Errors & Omissions Policy
(the "TIG Policy") to keep the TIG Policy in effect through its scheduled expiration date of September 15, 1996, and a copy of the policy. Prior to the Closing, Carolco shall deliver to Fox a letter from TIG or other evidence reasonably satisfactory to Fox stating that the existing TIG
Policy does not vary in any material respect from the prior policy. Carolco shall not terminate, nor cause to be terminated, the TIG Policy prior to its scheduled expiration date of September 15, 1996.

                    (b)  Carolco shall indemnify,
defend, and hold harmless Fox, its past, present or future shareholders, officers, directors, affiliates, agents, servants, representatives, successors, assigns and all other persons or organizations acting on their behalf, and each of them, from and against any and all claims, actions, judgments, costs (including without limitation, reasonable attorneys' fees and costs), expenses, causes of action, obligations, debts, damages, losses and liabilities of whatever kind of nature brought by any third party (collectively, "Claims");
however, Carolco's obligations pursuant to this paragraph shall be limited to only those obligations for which coverage is provided to Carolco under the TIG Policy or any other insurance available to Carolco.

                    (c)  Prior to the Closing,
Carolco shall use its reasonable efforts, at Fox's expense, to cause Fox to be named as an Additional
Insured on Carolco's TIG Policy.

               8.12 Prior to the Closing, Carolco
shall deliver written termination and release forms to all third parties holding liens of records
(including, without limitation, copyright mortgages) which have been satisfied and shall use its reasonable efforts to obtain from such third parties executed and, if required, notarized releases of all liens of record that have been satisfied. The releases shall be filed or recorded by Carolco immediately upon receipt.

               8.13 At or prior to the Closing,
Carolco shall obtain from SAG, DGA, WGA, the International Alliance of Theatrical and Studio
Employees, the American Federation of Musicians, and the Motion Picture Industry Pension and Health Plans
(collectively, the "Guilds") a certificate of acknowledgement ("Certificate"). Each Certificate shall be duly authorized and signed by an authorized officer of the Guild, and shall state the full amount, if any, of the Residuals (including, for purposes of this Paragraph 8.13, any payments due to the pension, health and welfare plans of the Guilds) that remain unpaid through the date of the Certificate, which date shall not be more than 30 days prior to the Closing, that is based upon Excluded Payment Rights and Excluded Audit Rights.
The Certificate shall also state the estimated amount of the Residuals that is based upon Excluded
Payment Rights and Excluded Audit Rights that is estimated to be unpaid from the date of the Certificate through the Closing. The Certificate will further state that, upon the Guild's receipt of the amounts set forth in the Certificate, no further amounts are owed to that Guild through the date of the Certificate, and that, conditioned upon the tender of the amount, if any, set forth in the Certificate, the Guild has no right or claim against Carolco or Fox, and the Guild fully and finally releases Carolco and Fox from any obligation to pay or be liable for Residuals that were based upon Excluded Payment Rights and Excluded Audit Rights.
On the Closing, proceeds from the purchase price shall be delivered to the Guilds in the full amount of the Certificate. Notwithstanding the above, if Carolco, in good faith, notifies Fox in writing ten
(10) business days prior to the Closing that, in Carolco's reasonable judgment, the amount set forth in any particular Certificate is not correct, the amount set forth in the Certificate shall be withheld from the purchase price by Fox and retained by Fox in a segregated account pending receipt by Fox of a settlement agreement and release signed by the Guild or a final judgment, not subject to any further appeal to any court, by a court of competent jurisdiction, setting forth the amount, if any, owed to the Guild in accordance with the terms of this paragraph, and that, upon tender of such amount, the Guild will have no right or claim against Fox. Upon receipt of such document, Fox shall deliver to the Guild from the funds in such segregated account any funds owing to it, and to Carolco any amounts owing to it from the funds in such segregated account. If
(a) any Guild fails to timely return its Certificate; or (b) Fox reasonably believes that any other guild, union, or collective bargaining organization, or any pension, health, or welfare plan associated with a Guild, any other guild, union or collective bargaining organization anywhere in the world (collectively, "Other Union"), may claim that Residuals are unpaid by Carolco as of the Closing, and Fox reasonably believes it could be liable to any Other Union due to Fox's independent relationship or agreements with such Other Union for amounts owing by Carolco as a result of Fox's purchase of the Assets, Fox shall withhold from the purchase price and maintain in the segregated account the amount that Fox reasonably determines as being the amount owed to that Guild or Other Union pending final judgment, not subject to any further appeal to any court, by a court of competent jurisdiction setting forth the amount, if any, owed to the Guild or Other Union in accordance with the terms of this paragraph.

               8.14 Prior to the Closing, any right,
title or interest of Atalanta in or to the Library, Project Rights or other Assets listed on Schedule 1 shall have been terminated by Carolco, or transferred, conveyed and delivered to Carolco, and such transfer or termination shall (a) not create any liability or obligation to Fox and (b) be properly documented, duly authorized, and fully enforceable. Prior to the Closing, Carolco shall cause Anabasis to transfer, convey and deliver, in a properly documented, duly authorized and fully enforceable manner, any right, title or interest of Anabasis in or to the Library, project Rights or other Assets listed on Schedule 1 to either Fox or Carolco without such transfer creating any liability or obligation to Fox.

               8.15 By May 1, 1996, Carolco shall
deliver to Fox, for Fox's information purposes only, and not for purposes of determining Assumed
Obligations, a statement for each Participation listed on Schedule 5.4(d), prepared in Carolco's normal and customary manner, listing, among other things, gross receipts and allowable deductions, if any, and any amounts which are owing as a result of revenues that have been received and retained by Carolco, with such amounts being calculated through and as of April 1, 1996. Carolco shall deliver an updated statement for each Participation listed on
Schedule 5.4(d) calculated through the Closing within 60 days after the Closing.

               8.16 On or before December 29, 1995,
Carolco shall deliver to Fox the list of all material executory contracts of Carolco relating to the Assets (which list may be a copy of the list of executory contracts required to be filed with the Bankruptcy Court if such list identifies those material executory contracts relating to the Assets), and a list of all material rights Carolco has granted to third parties with respect to the Library and the Project Rights.

          9.   Due Diligence.

               9.1  Prior to the Closing, Carolco
shall afford Fox and its representatives full and complete access, as deemed necessary by Fox, to Carolco's offices, representatives, facilities, books and records with respect to the Assets and shall allow representatives of Fox to discuss the Assets with employees of Carolco and, subject to Carolco's approval, which shall not be unreasonably withheld, others designated by Fox. By December 1, 1995, Carolco shall provide to Fox a list of all executives employed at the Studio, with their titles, duties, and other terms of their employment arrangements, and copies of all documents in the possession or control of Carolco related to ownership, operation, or condition of the real property on which the Studio is located.

               9.2  Fox will have until December 15,
1995 to complete its due diligence with respect to the Studio and obligations, contracts, and claims related thereto. To the extent Fox is not satisfied with the findings of such due diligence, then on or before December 15, 1995 Fox may, upon notice to Carolco, elect to eliminate the Studio and any related Assets from the Assets that Fox is purchasing, and the Studio and the related Assets shall be Excluded Assets, and the purchase price set forth in Paragraph 1.1 shall be reduced by $2,500,000. If Fox elects to purchase the Studio and the related Assets, Carolco shall, upon notice from Fox, cause Carolco Studios, Inc. (North
Carolina) to file a Chapter 11 petition by January
1, 1996 with the Bankruptcy Court, and the Studio and the related Assets shall be sold pursuant to the terms governing the sale of the other Assets as set forth herein.

               9.3  Unless already provided to Fox,
Carolco shall, within 10 business days after the execution of this Agreement, deliver to Fox all Schedules and Exhibits referred to in this Agreement. Schedules C, 1, 5.4(a), and Exhibit D are subject to Fox's reasonable approval (i) within 10 business days after receipt (in the case of the Schedules) of the last of Schedules C, 1, and 5.4(a), as set forth in Paragraph 10.3, and (ii) in the case of Exhibit D, within 10 business days after receipt of the original documents contained in such Exhibit or evidence that such documents have been filed with the appropriate agencies, as set forth in Paragraph 10.4.

               9.4  Fox will have ten (10) business
days from the execution of this Agreement to provide notice to Carolco that it elects to eliminate the TriStar Audit (including the TriStar Counterclaims) from the Assets that Fox is purchasing, and in such case, the TriStar Audit shall be Excluded Assets, the purchase price set forth in Paragraph 1.1 shall be reduced by $2,500,000, and all reference in this Agreement to the TriStar Audit and the TriStar
Counterclaims shall be null and void.

          10.  Conditions to Closing.
Notwithstanding anything to the contrary in this Agreement, the obligations of Fox to purchase the Assets under this Agreement are subject, at its option, to the satisfaction or waiver (except that Fox may not waive the condition set forth in Paragraph 10.1 without the consent of Carolco unless
Fox agrees to assume all of Carolco's obligations pursuant to Carolco's agreement with Marvel relating to Spiderman) at or prior to the Closing of each of the conditions set forth in Paragraphs 10.1 through and including 10.11, except for Paragraph 10.5(b).
The obligations of Carolco to sell the Assets under this Agreement are subject, at its option, to the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Paragraphs 10.2, 10.5(b), 10.6, 10.7, 10.8, and 10.11.

               10.1 By February 9, 1996, Fox and
Marvel shall have entered into an agreement in connection with Spiderman that is satisfactory to Fox, in its sole discretion. Such agreement shall include, without limitation, the following:

                    (a)  Marvel's consent, if such
consent is required in the opinion of Fox, to Carolco's assignment to Fox of all of Carolco's rights under its agreement(s) with Marvel related to Spiderman (the "Carolco-Marvel Agreement").

                    (b)  Marvel's consent to an
extension, for the benefit of Fox, as assignee of Carolco, of the current deadline to commence principal photography on Spiderman until
September 30, 1998.

                    (c)  Marvel's agreement to amend
those paragraphs of the Carolco-Marvel Agreement related to the financial and indemnification provisions, to the satisfaction of Fox.

                    (d)  Marvel's agreement that Fox
will not be liable for or obligated to cure any breaches by Carolco of the Carolco-Marvel Agreement, including, without limitation, any indemnity obligation of Carolco.

                    (e)  If Fox does not acquire the
Assets pursuant to this Agreement, or the rights to Spiderman through a Replacement Offer, through a proceeding in the Bankruptcy Court, or otherwise,
(i) Marvel shall not be obligated to agree with any other party acquiring any rights to Spiderman to amend the Carolco-Marvel Agreement in any way, and specifically shall not be obligated to agree with any other party to amend the Carolco-Marvel
Agreement to comply with the terms set forth in Paragraph 10.1(a), (b), (c), or (d) or any other agreement Marvel has reached with Fox in connection with Spiderman; and the order of the Bankruptcy
Court assuming this Agreement shall specifically so state. If Marvel and Fox enter into the agreement described in this Paragraph 10.1, but Fox does not ultimately acquire the rights to Spiderman, Carolco shall not sell, assign, transfer, or convey the rights to Spiderman to any other person or entity, without Marvel's prior written consent, which consent Marvel may, in it sole discretion, withhold;
provided, however, that Carolco does not waive its right to seek to assume and assign the Carolco-Marvel Agreement, without Marvel's consent, to a third party so long as there is no modification or amendment to the terms of the Carolco-Marvel
Agreement.

               10.2 By June 3, 1996, the Bankruptcy
Court shall have entered an order confirming the Plan or approving the sale of the Assets, enabling
Carolco to sell, transfer and deliver the Assets to Fox Free and Clear of all liens, claims, interests, and other encumbrances, except as set forth in
Schedule 5.4(a) and except for the Assumed
Obligations, and except that Fox acknowledges (which acknowledgement, as set forth in this Paragraph 10.2 is referred to as the "Fox Acknowledgement") that
(a) certain third parties have asserted an interest in and contested Carolco's ownership of Spiderman, and contend that they have an interest in or ownership right to Spiderman, and some or all of these third parties may also assert rights in and to Spiderman under Section 365(n) of the Code; and,
(b) with respect to the TriStar Audit, TriStar has asserted rights of offset and has asserted counterclaims against Carolco. Neither Fox nor Carolco acknowledge that any such third party's purported rights to Spiderman, whether under Section
365(n) of the Code or otherwise, or any of TriStar's assertions or counterclaims in connection with the TriStar Audit are valid or enforceable. Fox and Carolco agree, however, that if the Bankruptcy Court or any other court of competent jurisdiction finds in favor of any such third party, in regard to Spiderman, or in favor of TriStar in connection with the TriStar Audit, such finding shall not constitute a breach of this Agreement by Carolco, and shall not give Fox any right to terminate this Agreement, to adjust the purchase price, or to otherwise make any claim against Carolco or otherwise revise this Agreement. The Bankruptcy Court shall issue separate findings of fact and conclusions of law that:

                    (a)  Fox acted in good faith
under Bankruptcy Code Section 363(m) or otherwise;

                    (b)  notice of the hearing
concerning approval of the sale and that the transactions contemplated thereby (x) was given in accordance with applicable Bankruptcy Rules and any applicable order of the Bankruptcy Court and
(y) constitutes such notice is appropriate under the particular circumstances and in accordance with Bankruptcy Code Section 102(1)(A);

                    (c)  Carolco has the legal right
and capacity to convey, and all of the right, title, and interest owned or held by Carolco in and to the Material Assets can and shall be conveyed and transferred to Fox Free and Clear of all liens, claims, charges, pledges, security interests or other encumbrances (other than the Assumed
Obligations and other than as set forth in Schedule
5.4(a), and subject to the Fox Acknowledgement set forth in Paragraph 10.2); and

                    (d)  Fox shall only be liable,
with respect to the executory contracts that are assumed by Carolco and assigned to Fox, for liabilities and obligations in accordance with the terms of this Agreement, and such executory contracts can and shall be assumed and assigned to Fox. Nothing in this Paragraph 10.2(d) shall relieve Fox of its obligations in respect of Participations as described in Paragraph 3.2(c).

               10.3 Fox shall be satisfied by the
end of the period set forth in Paragraph 9.3, in its reasonable judgment, with Schedules C, 1, 5.4(a), and Exhibit D. There shall have been no material adverse change to the Assets, and Carolco shall have the right and ability to convey all of the Assets to Fox in the condition described in and otherwise in accordance with the terms of this Agreement.

               10.4 Pioneer and Canal+ shall each
have executed, filed, and recorded unconditional reconveyances of the copyright and assignments of their respective rights (as applicable) to Chaplin and Basic Instinct (as to Canal+) and Spiderman (as to each of Pioneer and Canal+) in form and substance reasonably satisfactory to Fox, and Pioneer and Canal+ shall have unconditionally terminated their security interests in Spiderman, and Canal+ shall have unconditionally terminated its security interests in Chaplin, and Basic Instinct. Fox acknowledges that it has received the documents included in Exhibit "D" attached hereto relating to termination of Canal+'s rights and security interest in Spiderman and that Carolco has advised Fox that such documents satisfy the requirements of the foregoing sentence. In addition, to the extent that Pioneer acknowledges in writing (in form satisfactory to Fox) that (a) Pioneer's only interest in Spiderman is a lien in Carolco's ownership interest in Spiderman to secure repayment of certain sums (plus interest thereon) advanced by Pioneer to Carolco, and that (b) Pioneer does not have any ownership interest in Spiderman, then
Carolco may, in lieu of the unconditional reconveyance and termination described in the first sentence of this Paragraph 10.4, with respect to Pioneer, obtain a final order of the Bankruptcy
Court authorizing the sale of Carolco's interest in Spiderman free and clear of Pioneer's lien with respect thereto.

               10.5 (a)  (i) Carolco shall have
performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Closing; and
(ii) the representations and warranties of Carolco contained in this Agreement shall be true in all material respects at and (except to the extent that such representations and warranties speak only as of an earlier date) as of the Closing as if made at and as of such time.

                    (b)  Fox shall have performed in
all material respects all of its material obligations hereunder required to be performed by it at or prior to the Closing; the representations and warranties of Fox contained in this Agreement shall be true in all material respects at and (except to the extent that such representations and warranties speak only as of an earlier date) as of the Closing as if made at and as of such time.

               10.6 No court, arbitrator or
governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the transaction contemplated hereunder, and no proceeding shall have been filed (a) challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the sale of the Assets (other than an opposition filed in the Bankruptcy Court opposing the Plan or motions filed pursuant to Section 363 and 365 of the Code concerning the sale of the Assets); or (b) seeking to restrain or prohibit Fox's ownership or operation or use (or that of its subsidiaries or affiliates) of the Assets.

               10.7 There shall be no action taken,
or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the transaction contemplated hereunder, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act (including any extensions thereof), in effect at the Closing that is likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) or
(b) of Paragraph 10.6 above.

               10.8 The parties shall not have
received any communication from the Department of Justice or Federal Trade Commission (each, an "HSR
Authority") (which communication shall be confirmed to the other party by the HSR Authority) that caused such party reasonably to believe that any HSR
Authority has authorized the institution of litigation challenging, impairing or diminishing the benefits with respect to any of the transactions contemplated by this Agreement, and the waiting period provisions of the HSR Act shall have expired.

               10.9 There shall not have been a
settlement or other disposition of any of the Litigation relating to Spiderman or involving the TriStar Audit that is not acceptable to Fox, in its sole discretion, (reasonable discretion in the case of an involuntary settlement or other involuntary disposition), whether or not such settlement or other disposition is approved by the Bankruptcy
Court. There shall not have been a settlement or other disposition, whether voluntary or not voluntary, of any other Litigation that would materially adversely affect the Assets that is not acceptable to Fox, in its reasonable discretion, whether or not such settlement or other disposition is approved by the Bankruptcy Court.

               10.10 Carolco shall have made definitive provisions satisfactory to Fox, in its sole discretion, to cure, at or before Closing, any material defaults and material monetary obligations related to any material executory contracts, including, without limitation, Participations, to be assigned to Fox, as required by Bankruptcy Code
Section 365; and to pay, or make provision to pay, Participations to the extent the Participations result from Excluded Payment Rights or Excluded Audit Rights; and Carolco shall have delivered to Fox full and complete releases signed by the Guilds as described in Paragraph 8.14 and if applicable, Fox shall have held back from the purchase price an amount determined in accordance with Paragraph 8.13.

               10.11 There shall have been no stay of the Bankruptcy Court's order, as described in Paragraphs 8.5 and 10.2, or other injunction pertaining thereto, or the stay and injunction pertaining thereto shall have been dissolved within the time periods described in Paragraph 2.

               10.12 Carolco shall have satisfied any rights or claims to Participations of Sylvester Stallone, or any of his affiliates or any insider of any of his affiliates.

               10.13     RCS Transfer.  RCS shall have taken all
necessary steps to transfer all of its right, title and interest in and to Spiderman and Chaplin to Carolco pursuant to the settlement between RCS and Carolco and such transfer has become unconditional.

          11. Certain Fox Options. If this transaction does not close or the Closing is delayed because of a dispute over the allocation of the purchase price proceeds among Carolco Pictures and the Carolco Subsidiaries, Fox may deposit the purchase price proceeds in trust. Immediately following such deposit, the Closing will occur, and the Bankruptcy Court shall thereafter allocate and distribute the proceeds of the purchase price to Carolco Pictures and the Carolco Subsidiaries in accordance with an allocation formula determined by the Bankruptcy Court.

          12.  Termination.

               12.1 This Agreement may be terminated at any time prior to the Closing by mutual written consent of Carolco and Fox.

               12.2 The terms of Paragraphs 12.2 through and including
12.6 shall survive the termination of this Agreement. Subject to the survival of Paragraphs 4.2, 12.2 through 12.6, and 13 (the "Surviving Paragraphs"), this Agreement shall terminate automatically, without further action required by either party, immediately upon the occurrence of any event or delivery of any notice as set forth in this Paragraph 12.2; provided, however, that Fox may, in its sole discretion, deliver to Carolco, within 30 days after the occurrence or delivery of notice, notice that it waives the automatic termination in accordance with the terms of its notice of waiver.

                    (a) If one or more of the actions set forth in Paragraphs 8.1 through 8.5 has not been accomplished within the time frame for that action set forth therein, or if a Carolco Subsidiary that owns or holds rights to a material Asset does not or cannot file a Chapter 11 petition by the date set forth in Paragraph 8.1.

                    (b) If any of the conditions set forth in Paragraph 10 have not been achieved on or before June 30, 1996.

                    (c) If there has been a material adverse change in or to the ownership of, rights to, or condition of the Assets, or Carolco is unable to convey to Fox one or more of the material Assets Free and Clear of all liens, claims, charges, pledges, security interests or other encumbrances other than the Assumed Obligations and other than as set forth in Schedule 5.4(a), and subject to the Fox Acknowledgement set forth in Paragraph 10.2.

                    (d)  If a trustee has been appointed by the
Bankruptcy Court to handle the estate of Carolco Pictures or any Carolco Subsidiary or the Chapter 11 proceeding has been (i) converted to a Chapter 7 proceeding, or (ii) dismissed.

                    (e) If any action or pleading has been filed by Carolco challenging the enforceability of this Agreement.

               12.3 If (a) this Agreement is terminated because
(i) Carolco has accepted an Acquisition Proposal for some or all of the Assets from a Third Party in lieu of this Agreement by executing an agreement with a Third Party, or (ii) some or all of the material Assets are otherwise disposed of, either directly or indirectly, by plan of reorganization, motions, or otherwise, other than to Fox or other than in accordance with the terms of this Agreement; or (b) Carolco has failed to use its best efforts to accomplish one or more of the actions set forth in Paragraphs 8.1 through 8.5 and 10.11 and one or more of the actions set forth in Paragraphs 8.1 through 8.5 and 10.11 has not been achieved within the time frame for that action set forth therein; or
(c) a Carolco Subsidiary that owns or holds rights to a material Asset (other than Carolco Studios, Inc. (North Carolina)) does not or cannot file a Chapter 11 petition by the date set forth in Paragraph 8.1; or
(d) if Fox has not elected to eliminate the Studio from the Assets, Carolco Studios, Inc. (North Carolina) does not or cannot file a Chapter 11 petition by January 1, 1996, if Fox has requested that such a petition be filed; Carolco shall, in recognition and consideration of the time, effort, and costs incurred by Fox in pursuing this transaction, and preparing to develop and use the Assets upon the completion of the transaction, pay to Fox (i) a fee in the amount of $1,000,000; and (ii) an additional $250,000, as reimbursement for all reasonable fees payable and expenses incurred by Fox (including, without limitation, the fees and expenses of its accountants, attorneys, and other consultants) in connection with this Agreement (collectively, the amounts described in clauses (i) and (ii) constitute the "Fee"); provided, however, that Fox shall refund all or any portion of the Fee paid to it pursuant to the operation of clauses 12.3(a)(ii), 12.3(b), 12.3(c), or 12.3(d) if Fox ultimately acquires the Assets or a material portion thereof through Carolco bankruptcy proceedings for no more consideration than would have been allocated pursuant to this Agreement to the Assets ultimately acquired by Fox. The amount of the Fee represents Fox's and Carolco's good faith attempt to place a reasonable monetary value on (a) the tangible and intangible costs likely to be incurred by Fox in connection with the negotiation of this Agreement and the conduct of due diligence in connection with its purchase of the Assets; and (b) the tangible and intangible benefits likely to be conferred on Carolco or its estate as a result of Fox's participation in the sale process, which costs and benefits the parties agree are not readily quantifiable and may exceed Fox's actual out-of-pocket expenses. In no event shall the Fee and the Reimbursement (as defined in Paragraph
12.4 below) be aggregated, and if one is payable, the other shall not be payable; provided, however, that if events occur which would otherwise result in both the Fee and the Reimbursement being payable, only the Fee shall be payable. The Fee shall represent the maximum aggregate amount Carolco shall collectively be required to pay to Fox in the event of a termination pursuant to this Paragraph 12.3 and shall represent the sole remedy of Fox if this Agreement is terminated due to the occurrence of an event set forth in clause (a), (b), (c), or (d) of the first sentence of this Paragraph 12.3.

               12.4 If this Agreement is terminated at any time because of failure of a condition described in Paragraph 10.5(a), 12.2(d), or 12.2(e), Carolco shall pay Fox $500,000, as reimbursement for Fox's actual out-of-pocket costs (including, without limitation, attorneys' fees and costs) in connection with the transaction (the "Reimbursement"); provided, however, that Fox shall refund all or any portion of the Reimbursement paid to it pursuant to the operation of this Paragraph 12.4 if Fox ultimately acquires the Assets or a material portion thereof through Carolco bankruptcy proceedings for no more consideration than would have been allocated pursuant to this Agreement to the Assets ultimately acquired by Fox. The Reimbursement shall represent the maximum aggregate amount Carolco shall collectively be required to pay to Fox in the event of a termination pursuant to this Paragraph 12.4 and shall represent the sole remedy of Fox if this Agreement is terminated due to the occurrence of an event set forth in Paragraph 10.5(a), 12.2(d) or 12.2(e).

               12.5 The Fee and the Reimbursement shall be secured by cash in the amount of $1,250,000 that is free and clear of any other valid and perfected liens, claims, or encumbrances, and that is duly and properly perfected in accordance with applicable law. The cash referred to in the preceding sentence shall be deposited in an interest-bearing account at a financial institution selected by Fox and which is not a creditor of Carolco. The cash shall remain in the above-referenced deposit account notwithstanding Carolco's filing of a Chapter 11 petition. Carolco shall advise Fox regarding whether, based upon Carolco's books and records, the financial institution selected by Fox is a creditor of Carolco. Concurrently with the execution of this Agreement, Carolco shall execute a written notice prepared by Fox to such financial institution advising such financial institution of the security interest of Fox in and to such deposit account, which notice shall be concurrently signed by the financial institution, acknowledging its consent thereto (to the extent the financial institution is willing to sign such notice). Carolco hereby grants to Fox a security interest in and to such deposit account to secure the Fee and the Reimbursement, which grant shall be fully and immediately effective upon the execution of this Agreement by the parties. Carolco shall execute and deliver to Fox such other documents as may be reasonably requested by Fox to establish or perfect a security interest in the deposit account, including, without limitation, a security agreement. The Fee and the Reimbursement shall be payable within two business days of the occurrence of the event that creates the obligation to pay the Fee or the Reimbursement under this Agreement. Fox shall be granted relief from the automatic stay to obtain the Fee or the Reimbursement, whichever is applicable, which relief from stay shall be granted pursuant to the order approving assumption of this Agreement, as specified in Paragraph 8.2 above. In connection with the enforcement of Fox's rights in and to the above-referenced deposit account, Fox may exercise all rights conferred under California's Commercial Code and applicable law. If notwithstanding the granting of relief from the stay, Fox is prohibited from obtaining the Fee or the Reimbursement from the deposit account, then within 2 business days of Fox's notice to Carolco, Carolco shall pay to Fox in cash the full amount of the Fee or the Reimbursement, as applicable, and thereafter Carolco shall succeed to whatever rights Fox has to the deposit account. Upon the Closing or the termination of this Agreement, Fox shall release its security interest in the deposit account or refund to Carolco the cash payment made to Fox hereunder unless Fox is entitled to retain the funds in the deposit account or the cash pursuant to the terms of Paragraph 12.3 or
12.4. If Fox does not acquire the Assets, Fox's sole remedy for any breach or default by Carolco hereunder shall be limited to payment of the Fee or the Reimbursement, as applicable. If Fox acquires the Assets pursuant to the terms of this Agreement, Fox shall have the right to assert a claim for damages for any breach or default by Carolco hereunder, but Fox waives its right of rescission.

               12.6 Except for the terms set forth in the Surviving Paragraphs, all of which shall survive the termination of this Agreement, upon the termination of this Agreement, this Agreement shall become void and have no effect, and no party hereto shall have any liability to any other party or its stockholders or directors or officers or creditors. Notwithstanding anything to the contrary in this Agreement, but subject to Paragraphs 12.3, 12.4, and 12.5 nothing herein shall relieve any party from liability for any breach or default hereof.

          13. Confidentiality; Publicity. Carolco and Fox agree that, except as disclosures may be required by law, and except for press releases and announcements that may be made as described below, all of the terms and conditions of this Agreement shall be confidential, and neither party shall disclose any of the terms and conditions hereof to any other party (except to its board members and officers, attorneys, accountants, and other professional advisors). The parties agree to cooperate in making any disclosures required by law or issuing press releases or other public announcements concerning this Agreement or the transactions contemplated hereby at a time and in a manner reasonably satisfactory to both parties. Each party shall furnish to the other drafts of all disclosures required by law and all contemplated press releases or announcements prior to their filing or release. Carolco shall obtain the consent of Fox (which consent shall not be unreasonably withheld) with respect to the contents and timing thereof prior to any such release. The terms of this Paragraph 13 shall survive the termination of this Agreement and the Closing.

          14. Responsibility of Parties for Taxes and Other Expenses. Carolco shall (a) pay or reimburse Fox for all sales, use, transfer, excise, customs, or other taxes or duties applicable to the sale to Fox of the Assets (and any deficiency, interest or penalty asserted with respect thereto); (b) pay when due all foreign, federal, state or local taxes measured by or with respect to the income or gross receipts of Carolco prior to the Closing or resulting from the sale to Fox of the Assets; and (c) pay all attorney and other professional fees incurred by Carolco prior to or after the Closing in connection with this transaction and its bankruptcy, and all other liabilities attendant to Carolco's operations and Carolco's liabilities as debtor-in-possession, all in accordance with the Code and orders of the Bankruptcy Court.

          15. Further Assurances. Prior to and after the Closing, Carolco and Fox will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the intent of any of the provisions hereof, including, without limitation, putting Fox in possession and operating control of the Assets. Without limiting the generality of the foregoing, on or prior to the Closing, Carolco shall deliver to Fox notice of the location of Physical Properties and physical lab access letters granting rights to the Physical Properties; an assignment of the claims, causes of action and choses in action that constitute Assets hereunder; and an assignment of all of Carolco's worldwide trademark, copyrights, rights and interests in copyrights, renewals and extensions of copyrights, domestic and foreign, upon the Library and Projects in Development or any part thereof. Carolco shall also deliver to Fox, on or prior to the Closing, copies of all of the books and records described in Paragraph B.(14), originals of all contracts and agreements with third parties, and copies of all other documents, books, records, computer programs, software, computerized data, ledgers, worksheets, files, summaries, correspondence, and notes of Carolco relating to the Assets and copies of Carolco's system, if any, that, among other things, documents and/or calculates the Participations. Fox shall, upon reasonable request by Carolco, make available to Carolco reasonable information and documents to evidence Fox's compliance with the terms of this Agreement.

          16. No Partnership. No relationship of partner, joint venturer or any other relationship which may give rise to liability on the part of Fox as a result of the direct or indirect acts or omissions of Carolco is intended to, or is, created by this Agreement. The parties acknowledge and agree that this is an arms-length transaction and that the sole relationship between the parties is that of buyer and seller. Each of Carolco Pictures and the Carolco Subsidiaries filing a Chapter 11 petition has made its own decision to so file and to enter into this Agreement.

          17. Notices. All notices, demands, and other communications required or permitted to be given hereunder shall be deemed to have been duly given and received if in writing and delivered either
(a) personally (effective as of the date of delivery), (b) by facsimile transmission with telephonic confirmation of receipt (effective as of the date of telephonic confirmation), (c) by deposit in the United States mail, first class, postage prepaid, registered or certified mail, return receipt requested (effective on date of receipt), or (d) by overnight courier (effective on date of receipt), in each case addressed as set forth on the signature page of this Agreement. Any party may change the address to which communications are to be directed by giving written notice to the other party in the manner provided for herein.

          18. Time of Essence. Time is of the essence in the performance of all obligations and with respect to all deadlines specified in this Agreement.

          Executed as of the date first above written.

Twentieth Century Fox Film Corporation,
Notice Address           a Delaware corporation


10201 W. Pico Blvd.      By:\s\ Robert Cohen
Los Angeles, CA 90035    Name: Robert Cohen
Attn: Robert Cohen, Esq. Title: Executive Vice President, Legal Affairs


                         Carolco Pictures Inc.,
                         a Delaware corporation



                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title:Chief Operating Officer



                         Carolco International Inc.



                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title:Executive Vice President


                         Carolco Production Services Inc.



                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title: President


                         Carolco Service Inc.



                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title: Executive Vice President


                         Carolco Studios Inc.,
                         a Delaware corporation


                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title: President


                         Carolco Television Inc.


                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title: President


                         Cliffhanger Investment Holdings Inc.

                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title: President


                         International Production Services Inc.



                         By: \s\ Lynwood Spinks
                         Name: Lynwood Spinks
                         Title: President